U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
  Amendment No. 9
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CALIFORNIA NEWS TECH
(Exact name of Registrant as specified in its charter)

NEVADA                                                                                                                                                                                      88-0417389
(State or other jurisdiction of incorporation or organization)                                                                      (I.R.S. Employer Identification Number)

529 Buchanan St., San Francisco, CA      94102
(Name and address of principal                                                                                                                                               (Zip Code)
executive offices)

Registrant's telephone number, including area code:                                                                                                           (415) 861-3421

COPIES OF COMMUNICATIONS TO:    Kyleen E. Cane, Esq., 3199 E. Warm Springs Rd. Suite 200, Las Vegas, NV 89120, Phone (702) 312-6255; Fax: (702) 944-7100, Agent for service of process

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH	PROPOSED	PROPOSED
CLASS OF	MAXIMUM	MAXIMUM
SECURITIES	OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE (1)	PRICE (2)	FEE (2)
Common Stock (3)	1,000,000 shares	$1.00	$1,000,000	$90
Warrants (4)	1,000 warrants	$0	$0	$0
Warrants (5)	10,000 warrants	$0	$0	$0
Common Stock Underlying Warrants (6)	1,000,000 shares	$2.00	$2,000,000	$162
Common Stock Underlying Warrants (7)	1,000,000 shares	$1.00	$1,000,000	$81

(1) This price was arbitrarily determined by California News Tech
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3) These shares of common stock refer to the offering to the general public of 1,000 units for $1,000.00 per unit
(4) These warrants are included in the offering to the general public
(5) These warrants will be issued to new DNAshare Subscribers and Strategic Partners
(6) These shares of common stock are underlying the warrants which are a component of the offering to the general public. The offering to the general public consists of 1,000 units for $1,000.00 per unit with each unit consisting of 1,000 shares of our common stock, plus 1 warrant to purchase an additional 1,000 shares of our common stock for $2.00 per share.
(7) These shares of common stock are underlying the 10,000 warrants to purchase 100 shares of common stock at $1.00 per share offered to new DNAshare subscribers and Strategic Partners.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Explanatory Note

The purpose of this Amendment to the Registration Statement on Form SB-2 is to include a current consent of the independent accountant.

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SUBJECT TO COMPLETION, Dated May 12, 2004
California News Tech

P R O S P E C T U S
  CALIFORNIA NEWS TECH
     1,000 Units         $1,000.00 Per Unit
One Unit equals 1,000 shares of common stock, plus 1 warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months, and

10,000 warrants for new DNAshare subscribers or Strategic Partners
Each warrant is to purchase 100 shares of common stock at $1 per share, exercisable for 12 months and available only to new DNAshare subscribers or Strategic Partners while the warrants last

                                                                                                  Offering Price    Commissions  Proceeds After Commissions
Per Unit    $1,000.00                                                $100.00                                                          $900.00
Per Warrant                                                                             N/A                                                         N/A                                                               N/A
Total        $1,000,000                                              $100,000                                                        $900,000
Minimum Offering                                                                  $250,000                                                 $25,000                                                           $225,000

There are no prior agreements for the purchase of the Units or Warrants being offered to new DNAshare subscribers. An officer and director, Mr. Munz, will attempt to offer and sell all of the Units. We may use a registered broker dealer only to assist in the sales of the Units, although at this time no such broker has been identified. If a broker-dealer is used to assist in the sales of Units, we will allow a maximum commission of 10% on broker sales. There is a minimum of $250,000 worth of Units required for this offering to close and the proceeds of any sales will be segregated in a Company bank account and not used pending our reaching this amount of sales. Management, principal shareholders, or their affiliates will not acquire securities to reach the minimum offering. No escrow agent will be used in this offering. The $900,000 net proceeds shown above is before deduction of offering expenses estimated at $45,000, which includes legal and accounting fees and printing costs.

Unit Offering to the General Public: 1,000 units for $1,000.00 per unit where the purchase of one unit includes one warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months from the closing date of the offering. This offering will close whenever all of the shares are sold, or 90 days after the effective date of this prospectus, whichever is sooner. The directors have the discretion to extend the offering period for an additional 90 days, if necessary. In the event that the minimum amount is not received, the Company will promptly return the proceeds to the subscribers. The warrants in this offering are not exercisable in fractions.

Offering to new DNAshare subscribers and Strategic Partners: In addition, we will issue a different class of warrants where each warrant is to purchase 100 shares at $1 per share, exercisable for 12 months from the issuance of the warrant.  These warrants will be given to each new DNAshare subscriber or strategic partner until either no warrants remain or the offering is terminated.  The issuance of this class of warrants will be based upon a predetermined formula.  Only new DNAshare subscribers that purchase an annual subscription will receive warrants.  New DNAshare subscribers will receive 1 warrant for each annual subscription purchased.  Strategic Partners will receive warrants based upon their efforts to assist us in marketing and selling our products.  A Strategic Partner will receive 1 warrant for every annual subscription we receive as a result of their efforts to sell and market our products.  This offering will commence promptly following the effectiveness of the registration statement.  We will withhold the issuance of these warrants until such time when the minimum amount is received in the unit offering to the general public.   All grants of these warrants will be declared null and no additional grants will be made in the event that the minimum amount of the unit offering to the general public is not reached.  This offering does not have a minimum offering amount; however, this offering would terminate for failure to sell the minimum offering amount in the unit offering to the general public.  A "subscriber" is any user who pays a monthly or annual amount to have access to our product.  A "strategic partner" is any person or entity that assists us in marketing or selling our products.  Our officers, directors, or employees will not be able to receive warrants as Strategic Partners.  We have not identified any strategic partners at the present time.  This offering will close whenever all warrants are issued, or nine months after the effective date of this prospectus, whichever is sooner.  The warrants in this offering are not exercisable in fractions.

There is no public market for our common stock. We have registered the shares contained in each of the Units and the common stock underlying each of the warrants in the Units and the Warrants being offered to DNAshare subscribers. The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: May 12, 2004

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TABLE OF CONTENTS
PAGE
Summary	3
Risk Factors	7
Since we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations	7
Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about the company's ability to continue as a going concern without raising additional capital	7
If we are not able to succeed in marketing our product, making sales and maintaining a large enough customer base to support our business operations, we will not be able to achieve profitable operations	7
A failure to raise substantial proceeds in this offering will inhibit our marketing ability which will likely result in our inability to be able to attract a large enough client base to achieve profitable operations	8
Even if we are successful in selling this offering and thereby obtaining the funding necessary to operate for the next 12 months, we may need additional outside funding after that and if such funding is not available, the growth of our business and our ability to sustain operations may be impaired	8
If we were unable to attract, train, or retain any of our key personnel or managers, our business could fail because our success is dependent in part upon the services of qualified personnel	8
Because our officers and directors have various outside interests and currently provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	9
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.	9
If no market develops for our common stock, investors may be unable to sell their securities	9
If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity	9
There are some limitations inherent in DNAshare's measurement of media sentiment that may produce a lack of customer acceptance which would result in impaired sales of our product and an inability to achieve profitable operations.	10
If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations	10
If we are not granted full patent protection for our intellectual property, we may have difficulty safeguarding our proprietary technology potentially resulting in our competitors utilizing our technology and impairing our ability to achieve profitable operations.	11
If any of our competitors infringe on our intellectual property rights, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	11
Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly	11
If we are unable to continually upgrade and expand our systems in order to keep up with the rapid technological change within our industry, we will not be able to compete within our industry and our business will fail	12
We are in a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers which could harm or limit our ability to attract and retain customers or expand our business.	12
If there are events or circumstances effecting the continued use, performance, and reliability of the Internet, access to our product and/or the functionality of our product could be impaired causing a negative affect on the financial results of our business operations.	13

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The continuing conflict in Iraq, future terrorist attacks and threats of or actual war may negatively impact all aspects of our operations, revenues, and costs.	13
In the event that we attempt to take part in any business combinations, we face risks associated with any potential business combinations which may negatively impact all aspects of our operations.	14
Forward-Looking Statements	14
Use of Proceeds	15
Determination of Offering Price	16
Dilution	17
Selling Shareholders	19
Plan of Distribution	19
Legal Proceedings	22
Directors, Executive Officers, Promoters and Control Persons	22
Principal Shareholders	25
Description of Securities	26
Interest of Named Experts and Counsel	27
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	27
Organization Within Last Five Years	27
Description of Business	28
Management’s Discussion and Analysis or Plan of Operations	37
Description of Property	40
Certain Relationships and Related Transactions	41
Market for Common Equity and Related Stockholder Matters	43
Executive Compensation	47
Financial Statements	49
Changes in and Disagreements with Accountants	50
Available Information	50

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. This is not the case with our Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding,

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or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of X-Net. An exception to this prohibition against advances applies when the officer is or was a director of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission
registration fee	$ 333
Transfer Agent Fees	$ 500
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Blue Sky fees and expenses	$ 5,000
Miscellaneous	$ 4,167
--------------
Total	$45,000
========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In exchange for services rendered to the Company, we issued 1,666,667 shares of our common stock on January 22, 1999, to our founders, Mr. Marian Munz and Mr. Gary Schell, (each directors of our company at the time) Emmanuel Agorastos, Paul Lepus, Craig Doctor, James Hurst and Robert Jaspar in exchange for the technology and services necessary to start our business and a promissory note in the amount of $55,000. The table below sets forth the nature and value of the services provided and the corresponding stock was issued at par value. Mr. Munz is currently a director and our president and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. In connection with this issuance, there was no public solicitation or general advertising used. On May 25, 2000, Mr. Schell returned to our treasury and agreed to cancel 166,667 shares. Mr. Munz agreed to cancel his $55,000 note on December 31, 2001. The 1,166,667 shares of common stock that were issued and are still owned by Marian Munz and Gary Schell are subject to a 5 year lock up agreement which only allows Mr. Munz and Mr. Schell to sell 20% of their holdings per year.

Name	Nature of Services Rendered	Value of Services Rendered
Bob Jaspar	Accounting	$60.00
Marian Munz	Technology	$2,000.00

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Gary Schell	Corporate Organization	$1,500.00
Emmanuel D. Agorastos	Capitalization	$400.00
Paul Lepus	Human Resources	$400.00
Craig Doctor	Public Relations	$65.00
Hurst	Public Relations	$75.00

We completed an offering of 191,502 shares of our common stock at a price of $0.15 per share to a total of 17 purchasers on March 31, 1999. The total amount we received from this offering was $28,725. These shares were issued pursuant to Rule 504 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 333,333 shares of our common stock at a price of $1.80 per share to a total of 19 purchasers on July 30, 1999. The total amount we received from this offering was $600,000. These shares were issued pursuant to Rule 504 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 13,998 shares of our common stock at a price of $7.50 per share to a total of 11 purchasers on June 30, 2000. The total amount we received from this offering was $105,000. These shares were issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. With respect to this offering, each purchaser represented that they were an accredited investor and their intention was to acquire the securities for investment only and not with a view toward distribution. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We completed an offering of 117,500 shares of our common stock at a price of $0.80 per share to a total of 13 purchasers on May 30, 2002. The total amount we received from this offering was $94,000. These shares were issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. With respect to this offering, each purchaser represented that they were an accredited investor and their intention was to acquire the securities for investment only and not with a view toward distribution. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On August 22, 2002, we borrowed $50,000 from Mr. Howard Fine in exchange for 50,000 shares of common stock and a 60 day, interest free, convertible promissory note. The promissory note was converted upon maturity into 250,000 shares of common stock. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. In connection with this issuance, there was no public solicitation or general advertising used.

On March 31, 2003 one of our directors, John Arkoosh exercised stock options by paying us $10,000 in exchange for 50,000 shares of our common stock. We had provided the

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underlying stock options to John Arkoosh as compensation for services rendered on December 1, 2001.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
------------     --------------------
3.1	Articles of Incorporation (1)
3.2	Amended Articles of Incorporation (1)
3.3	By-Laws (1)
4.1	Share Certificate (1)
5.1	Opinion of Cane O’Neill Taylor, LLC, with consent to use (2)
10.1	Share Lock Up Agreement with Gary Schell (1)
10.2	Share Lock Up Agreement with Marian Munz (1)
10.3	Subscription Agreement (3)
10.4	Independent Contractor Agreement with Martin Barrs (2)
10.5	Independent Contractor Agreement Amendment with Martin Barrs (2)
10.6	Independent Contractor Agreement with Marian Munz (2)
10.7	Independent Contractor Agreement with John Arkoosh, Sr. (2)
10.8	Independent Contractor Agreement with Jaspar & Associates (2)
10.9	Independent Contractor Agreement with George Serban (2)
10.10	Independent Contractor Agreement with Iulian Sirbu (2)
10.11	Independent Contractor Agreement with Stelian Marin (2)
10.12	Agreement in Settlement of Consulting Services Debt with Marian Munz (5)
10.13	Agreement in Settlement of Consulting Services Debt with Robert C. Jaspar (5)
10.14	Agreement in Settlement of Consulting Services Debt with John Arkoosh (5)
10.15	Agreement in Settlement of Consulting Services Debt with Martin Barrs (5)
23.1	Consent of Jewell & Langsdale, Certified Public Accountants
99.1	Disclaimer, Terms, and Conditions for use of DNAshare (4)
99.2	Database Licensing Agreement with Stanford University, (4) Communications Department

          (1)   Previously filed as an exhibit to the Registration Statement on Form SB-2 on July 24, 2003.
          (2)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 2 on October 06, 2003
          (3)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 3 on December 17, 2003
          (4)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 4 on July 14, 2004
          (5)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 7 on April 07, 2004

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ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•    To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.
             Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with  the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

•    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities

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being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, California, on May 12, 2004 .

                                                                                                                           CALIFORNIA NEWSTECH, INC.

                                                   By:   /s/ Marian Munz
                                               Marian Munz
                                               Chief Executive Officer
                                               President
                                               Director

                                                  By:    /s/ Robert C. Casper
                                               Robert C. Jaspar
                                               Secretary, Chief Financial Officer and Director

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